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EXHIBIT INDEX

Exhibit 2.     Copy of By-laws dated April 24, 1996.

Exhibit 11.    Independent auditors' consent.

Exhibit 13(a). Copy of Share Purchase Agreement between Strategist
               World, Inc. and American Express Financial
               Corporation dated April 16, 1996.

Exhibit 17.    Financial data schedule.

Exhibit 19(c). Trustee's Power of Attorney to sign Amendments to this Registration Statement, dated January 8, 1997.